As filed with the Securities and Exchange Commission on November 6, 2003
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BARAN GROUP, LTD.

(Exact name of registrant as specified in its charter)

BARAN GROUP, LTD.

(Translation of registrant’s name into English)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Baran House
8 Omairim Street
Industrial Park
OMER 84965
Israel
(Address of Principal Executive Offices)

2003 EMPLOYEE AND CONSULTANT
STOCK OPTION PLAN
(Full title of the plan)
Alex Berd, Esq.
Baran Group, Ltd.
805 3rd Avenue, 10th Floor
New York, New York 10022
(212) 207-4755
(Name, address and telephone number of agent for service)

Copies to:
Charles Fewell, Esq.
Eaton & Van Winkle LLP
New York, New York 10016
(212) 779-9910

CALCULATION OF REGISTRATION FEE

Title of class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Ordinary Shares of Baran Group, Ltd., par value NIS 1.00 per share	116,000	$ 7.02	$ 814,320	$ 103.18

1)     Pursuant to Rule 416(c) under the Securities Act of 1933, there is also being registered such number of additional shares that may become available for purchase pursuant to the 2003 Employee and Consultant Stock Option Plan in the event of certain changes in the outstanding Ordinary Shares, including reorganizations, mergers, recapitalizations, restructurings, stock dividends, stock splits, reverse stock splits and reclassifications.

2)     Computed pursuant to Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee. The proposed maximum offering price represents the average of the high and low prices reported in the over-the-counter market on November 6, 2003.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Baran Group, Ltd. (“Baran”) pursuant to the Securities Exchange Act of 1934 (the “1934 Act”) are incorporated by reference in this registration statement:

(i)	Annual Report on Form 20-F for the year ended December 31, 2002, including the description of our Ordinary Shares contained therein;

(ii)	Interim report on Form 6-K for the period ended June 30, 2003; and

(iii)	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2002.

        All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement but before we file a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Israeli Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of the duty of loyalty of the office holder. However, the company may approve an act which otherwise will be treated as a breach of the duty of loyalty of an office holder provided that the office holder is acting in good faith, the act or its approval does not harm the company, and the office holder discloses the nature of his or her personal interest in the act and all material facts and documents a reasonable time before discussion of the approval. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for a breach of duty of care but only if a provision authorizing such exculpation is inserted in its articles of association. Baran’s current articles of association do not include such a provision. An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided that a provision authorizing such indemnification is inserted in its articles of association, and provided that the indemnification undertaking is limited to foreseeable liabilities and was in reasonable amounts as determined by the board of directors. Baran’s articles of association contain such a provision, and limit it further by stating that the aggregate indemnification amount will not exceed 25% of Baran’s net equity, as stated in its most recent financial reports before the actual indemnification. Baran may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

•	a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by court; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party, or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder:

•	a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care to the company or to a third party; and

•	a financial liability imposed on the office holder in favor of a third party.

An Israeli company may not indemnify or insure an office holder against any of the following:

•	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the audit committee and the board of directors of a company, and, in respect of its directors, by the shareholders. Baran’s directors and office holders are currently covered by a directors’ and officers’ liability insurance policy, which has an aggregate claims limit of $15 million, no claims for directors and officers’ liability insurance have been filed under this policy.

Baran has entered into agreements with each of its office holders undertaking to indemnify them to the fullest extent permitted by its articles of association. The procuring of insurance is subject to Baran’s discretion depending on its availability, effectiveness and cost. In the view of the U.S. Securities and Exchange Commission, however, indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
Reference is made to the Exhibit Index

Item 9. Undertakings.

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby further undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report filed on Form 20-F pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Omer, Israel, on October , 2003.

BARAN GROUP, LTD. BY: /S/ Meir Dor —————————————— Meir Dor Chairman of the Board and Chief Executive Officer

BY: /S/ Sasson Shilo —————————————— Sasson Shilo Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Meir Dor and Sasson Shilo, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution to sign in his name, place and stead in any and all such capacities this registration statement and any and all amendments thereto (including post-effective amendments) and any supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform, each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might do or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the indicated capacities on October , 2003.

Name	Principal Position

/s/ Meir Dor	Chairman of the Board of Directors
Meir Dor

/s/ Yom Tov Samia	Director
Yom Tov Samia

/s/ Menachem Gal	Director
Menachem Gal

/s/ Aviel Raviv	Director
Aviel Raviv

/s/ Israel Gotman	Director
Israel Gotman

/s/ Giora Gutman	Director
Giora Gutman

/s/ Isaac Friedman	Director
Isaac Friedman

/s/ Israel Scop	Director
Israel Scop

/s/ Liora Ofer	Director
Liora Ofer

/s/ Arieh Shaked	Director
Arieh Shaked

/s/ Tami Gottlib	Director
Tami Gottlib

INDEX TO EXHIBITS
The following exhibits are filed as part of this registration statement:

Exhibit No.	Description of Document

4.1	Articles of Association (English translation) of the registrant (incorporated by reference to Exhibit 3.1 of the registrant’s F-4 filed with the Commission on October 24, 2002).

4.2	Memorandum of Association (English translation) of the registrant (incorporated by reference to Exhibit 3.2 of the registrant’s F-4 filed with the Commission on October 24, 2002).

*23.1	Consent of Kesselman & Kesselman, independent auditors of the registrant.

*23.2	Consent of Counsel to the registrant

24.1	Power of Attorney (included on signature page).

* Filed herewith

EXHIBIT 23.1

CONSENT OF KESSELMAN & KESSELMAN, INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Employee and Consultant Stock Option Plan, of our report dated March 31, 2003, with respect to the consolidated financial statements and schedule of Baran Group, Ltd., Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

BY: /S/Kesselman & Kesselman —————————————— Kesselman & Kesselman

Beer Sheba, Israel
October 21, 2003

EXHIBIT 23.2

Haim Assael Law Offices

November 6, 2003

Re:	Registration Statement on Form S-8 of Baran Group, Ltd.

Ladies and Gentlemen:

        We refer to the registration statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”) to be filed by Baran Group, Ltd., an Israeli corporation (the “Company”), with respect to the proposed issuance by the Company of 116,000 Ordinary Shares (the “Shares”) of the Company, NIS 1.00 par value per share (the “Ordinary Shares”), pursuant to the Baran Group, Ltd. 2003 Employee and Consultant Stock Option Plan (the “Plan”).

        We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis of the opinions set forth below. In such examinations we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

        Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that issuance by the Company of the Shares has been duly authorized and, when issued and transferred in accordance with the terms set forth in the Registration Statement and the Plan, the Shares will be duly and validly issued, fully paid and non-assessable Ordinary Shares.

        We express opinions on no other law than that of Israel.

Haim Assael, Adv.